UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

AEROFLEX INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	000-02324	11-1974412
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

35 South Service Road
Plainview, New York	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 694-6700
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 17, 2009, Aeroflex Incorporated (the “Company”) entered into Amendment No. 4 (the “Amendment”) to its Employment Agreement (as amended, the “Employment Agreement”) with John Adamovich, Jr. (the “Executive”), Senior Vice President, Chief Financial Officer, and Secretary of the Company.

The Amendment provides for a one (1) year employment period commencing as of the effective date and renewing daily unless either party provides notice of non-renewal, in which case the employment period shall continue for a period of one (1) year from the date such notice is received by the non-renewing party.

Pursuant to the Amendment, the Executive shall be entitled to receive an annual bonus of between 33.33% and 100% of his base salary based upon the Company’s achievement of a certain EBITDA Target (as defined in the Amendment) established by the Company’s board of directors.  The Executive will be paid 100% of base salary if the Company achieves $10.0 million or more over the EBITDA Target and 33.33% of base salary if the Company achieves no more than $10.0 million less than the EBITDA Target.  A sliding scale is used to determine annual bonus payments to Executive when EBITDA is between the minimum and maximum amounts.  If the Executive is terminated by the Company without cause, in addition to an amount equal to one year of base salary and the other payments and benefits provided for under his Employment Agreement, the Executive shall receive the unpaid annual bonus for the fiscal year in which such termination occurs, prorated to the date of termination, but in no event less than 50% of the annual bonus to which he otherwise would have been entitled had he not been terminated.

The above is a brief summary of the Amendment and does not purport to be complete.  Reference is made to the Amendment for a full description of its terms, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment No. 4 to Employment Agreement, dated September 17, 2009, between Aeroflex Incorporated and John Adamovich, Jr.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROFLEX INCORPORATED

By:	/s/ Charles Badlato
Name: Charles Badlato
Title: Vice President - Treasurer

Date:   September 21, 2009

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Exhibit Index

10.1	Amendment No. 4 to Employment Agreement, dated September 17, 2009, between Aeroflex Incorporated and John Adamovich, Jr.